Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-176132) pertaining to the Tesoro Corporation Thrift Plan of our report dated June 17, 2016, with respect to the financial statements and schedule of the Tesoro Corporation Thrift Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2015.

/s/ ERNST & YOUNG LLP

San Antonio, Texas
June 17, 2016